EXHIBIT 1.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is dated January 4, 2010, by and among Elecsys Corporation, a Kansas corporation (“Elecsys”), Elecsys International Corporation, a Kansas corporation and subsidiary of Elecsys (“Buyer”), SensorCast, LLC, formerly known as WF Technologies, LLC, a Kansas limited liability company (“Seller”); and the following members of the Seller: Michael Scott Tampke, Henry CF101 LLC, a Missouri limited liability company and Thomas J. Walsh Revocable Trust, UTA dated January 3, 2007 (the members, collectively, are referred to as the “Members”).

RECITALS

WHEREAS, Members own 100 percent (100%) of the issued and outstanding membership interests of Seller; and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Assets of Seller for the consideration and on the terms set forth in this Agreement;

NOW THEREFORE, the parties, intending to be legally bound, and in reliance upon the representations, warranties and other terms set forth herein, hereby agree as follows:

1.           Definitions.  Unless the context otherwise requires, the terms defined in this Section will have the meanings herein specified for all purposes of this Agreement:

(a)           “Accredited Investor” has the meaning set forth in Regulation D under the Securities Act and set forth in Exhibit 1(a).

(b)           “Agreement” means this Asset Purchase Agreement, including all Schedules and Exhibits hereto, as this Agreement may be from time to time amended, modified or supplemented.

(c)           “SEC” means the U.S. Securities and Exchange Commission or any other U.S. federal agency then administering the Securities Act.

(d)           “Exchange Act” means the U.S. Securities Exchange Act of 1934 or any similar U.S. federal statute, and the rules and regulations of the SEC thereunder, all as the same will then be in effect.

(e)           “Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, in each case whether U.S. or non-U.S.

(f)           “Indebtedness” means any obligation, contingent or otherwise.  Any obligation secured by a Lien on, or payable out of the proceeds of, property of the relevant party will be deemed to be Indebtedness.

(g)           “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the controlling law of any jurisdiction in which any of the Assets are located and including any lien or charge arising by law.

(h)           “Elecsys Common Stock” means Elecsys common shares, US $0.01 par value per share.

(i)           “Person” means a natural person, corporation, business trust, association, company, partnership, limited liability company, joint venture or other entity, government, agency or political subdivision.

(j)           “Restriction” means those restrictions from time to time in effect pursuant to Rule 144 of the General Rules under the Securities Act and that are applicable to the Elecsys Common Stock conveyed pursuant to Sections 4 or 5 below.

(k)           “Securities Act” means the U.S. Securities Act of 1933, as amended, or any similar U.S. federal statute, and the rules and regulations of the SEC thereunder, all as the same will be in effect at the time.

(l)           “Transaction” means the transaction contemplated by this Agreement.

(m)           “Transaction Documents” means, collectively, all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement, including any document deemed necessary or appropriate by Buyer to complete the Transaction and implement the objectives stated herein.

2.           Assets Purchased and Sold.  Subject to the terms and conditions contained in this Agreement, Seller shall sell, assign, transfer, convey and deliver to Buyer all of Seller’s right, title and interest in and to the following assets (collectively, the “Assets”) on the Closing Date (as defined in Section 8 below):

(a)           All inventories of raw material, work-in-progress and finished goods of Seller existing on the Closing Date;

(b)           All fixed assets that are either:  (i) reflected or included on Seller’s financial statements or general ledger as “Property and Equipment,” or (ii) any equipment, tools, fixtures, or furniture necessary to the operation of Seller’s business;

(c)           All intellectual property of Seller, including, but not limited to trade secrets, all patents, patent applications, designs, process knowledge, trade names, trademarks, service names, service marks, software, business processes, engineering drawings, art work, customer lists, vendor lists, the Seller’s Internet URL, names, and phone number, all marketing and collateral material, and any other intellectual property of Seller;

(d)           All open purchase orders from, or pending contracts with, existing customers;

(e)           All deposits paid by Seller;

(f)           All accounts receivable of Seller;

(g)           All records and files necessary or appropriate to own or operate the Assets or perform the obligations explicitly assumed by Buyer; and

(h)           Any other assets of Seller used in the operation of the Seller’s business.

3.           Assignment and Assumption of the Liabilities.  Subject to the terms and conditions contained in this Agreement, on the Closing Date, Seller shall assign, transfer, convey and deliver to Buyer, and Buyer shall assume and pay the following liabilities of Seller (collectively, the “Assumed Liabilities”):

(a)           all of  Seller’s accounts payable related to regular business operations existing on the Closing Date, provided that such payables are listed on (and only to the extent of the amount reflected on) Exhibit 3 attached hereto;

(b)           all of Seller’s open purchase orders and supply contracts with vendors and distributors, including: telecommunication services, data center services, and related items (except those that are not related to operating the business) existing on the Closing Date, provided that such purchase orders and supply contracts are listed on (and only to the extent of the amount reflected on) Exhibit 3 attached hereto;

(c)           any liability associated with the remaining term of the lease for the premises currently occupied by Seller, but only to the extent that Seller has obtained the lessor's consent to the assignment and assumption of that lease;

(d)           any liability associated with the two vehicles acquired pursuant to this Agreement, including associated Liens;

(e)           the responsibility to perform, satisfy and discharge all duties, obligations, terms, conditions and covenants arising after the Closing Date that the Seller is otherwise bound to perform, discharge or otherwise satisfy, to the extent, and only to the extent, such responsibilities, duties, obligations, terms, conditions and covenants are explicitly included in the Assumed Liabilities; and

(f)           Except as set forth in this Section, Buyer shall not assume, or be liable or responsible for, any liabilities, accounts payable, debts, loans, orders, contracts, agreements, leases, or other obligations of the Seller.

4.           Purchase Price.  The consideration for the Assets (the “Purchase Price”) will be (i) $35,000 in cash, plus (ii) 266,325 Restricted shares of Elecsys Common Stock, plus (iii) the assumption of the Assumed Liabilities. The parties agree that the value assigned to each share of such stock shall be deemed to be the lower of (1) the 30 day trailing average of Elecsys stock on the open market, or, (2) the closing price the day prior to the Closing Date, as hereafter defined.

5.           Contingent Payments.  If during the thirty-six (36) months subsequent to the Closing of this Agreement, Elecsys or Buyer enters into a Letter of Intent, or similar agreement, that would result in a sale of all of the stock or substantially all of the assets of Elecsys or Buyer to a publicly traded company with revenue exceeding $10 billion (as of the effective date of this Agreement) with which Seller had previously executed a Confidentiality Agreement, or any of its subsidiaries or affiliates, an additional 275,000 Restricted shares of Elecsys Common Stock shall be paid to SensorCast at the closing of any such transaction.  In the event that all outstanding shares of Elecsys Common Stock are the subject of a stock split, reorganization, or recapitalization, the number of shares set forth in the preceding sentence shall be adjusted so that the number of shares received by Seller is equal to the same percentage of total outstanding shares of Elecsys that 275,000 shares constitutes on the effective date of this Agreement.

6.           Employees of Seller.  Seller’s employees hired by Elecsys shall be directed towards the long term business success of Elecsys as directed by management.

(a)           As a condition precedent to the effectiveness of this Agreement, Buyer and Mr. Tampke shall enter into an employment and noncompetition agreement (the “Employment Agreement”) on terms which are mutually satisfactory to Buyer and Mr. Tampke.

7.           Buyer shall offer full-time, at will, employment to the current employees of Seller in appropriate roles under substantially similar terms as they are currently employed, provided those terms are reasonable relative to other Elecsys employees.

8.           Closing.  The closing (“Closing”) shall take place at the offices of Elecsys Corporation in Olathe, Kansas on January 4, 2010 (the “Closing Date”).  The Closing shall be effective as of 11:59 p.m. on the Closing Date.

9.           Representations and Warranties of Seller.  Seller and Members hereby represent and warrant to Buyer as to each of the following:

(a)           Authority.  Seller has the right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)           No Conflict.  Neither the execution nor delivery by the Seller of this Agreement nor the performance by the Seller of the transactions contemplated hereby will, directly or indirectly, (i) contravene, conflict with, or result in a violation of any provision of the bylaws, articles of organization, operating agreement, or similar charter document of Seller; (ii) contravene, conflict with, constitute a default (or an event or condition that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which the Seller is a party or by which the Assets are bound; or (iii) contravene, conflict with, or result in a violation of, any laws to which the Seller, or the Assets may be subject.

(c)           Ownership.  Seller is the sole owner of all Assets and all Assets will be assigned, transferred, conveyed and delivered to Buyer free and clear of any and all Liens, other than those resulting from the Assumed Liabilities.

(d)           Enforceability.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Kansas.  Seller has the full power and authority to perform hereunder, and to consummate the transactions contemplated hereby, without the necessity of any act, approval, or consent of any other person, entity, or governmental authority.  This Agreement, when executed, will constitute the valid and binding obligation of Seller, enforceable against it according to its terms.

(e)           Compliance.  Seller is not, and performance of its obligations hereunder will not cause it to be, in violation of any law, rule, regulation or court order, local state or federal, pertaining to the operation or conduct of its business.  There are no judgments, suits, actions, investigations or proceedings pending or threatened in any court or by any governmental authority or private arbitration tribunal against Seller or the completion of the transaction contemplated herein, nor is there any basis for any of the foregoing.

(f)           Taxes.  Seller has filed in true and correct form all federal, state, and local tax returns and other reports required to be filed, and has paid all taxes and assessments which have become due and payable, whether or not so shown on any such return or report.  Seller has received no notice of, nor does Seller have any knowledge of, any notice of deficiency or assessment or proposed deficiency or assessment from any taxing governmental authority. There are no audits pending with respect to Seller and there are no outstanding agreements or waivers by or with respect to Seller that extend the statutory period of limitations applicable to any federal, state, local or foreign tax returns or taxes for any period.  There are no determined tax deficiencies or proposed tax assessments against Seller.

(g)           Creditors.  Except for the Assumed Liabilities, Seller has paid all bills, invoices and other obligations due to all creditors of Seller as of the Closing Date, and will promptly pay all bills, invoices and other obligations to all creditors of Seller that may arise after the Closing Date.

(h)           Consents.  Except for the landlord’s consent to assignment of the Seller’s lease document, Seller has obtained in writing all consents of third persons and governmental agencies necessary to permit the valid and effective sale, assignment, transfer and conveyance of the Assets to the Buyer.

(i)           Adverse Action.  There is no litigation, action, claim, proceeding or governmental investigation pending or threatened against Seller which may have an adverse effect upon the Assets, the business conducted by Seller, the transactions contemplated by this Agreement or the ability of the parties hereto to perform their respective obligations hereunder or under the agreements or instruments contemplated by this Agreement, nor is there any basis known for any such litigation, action, claim proceeding or governmental investigation, nor has Seller been a party to any litigation, action, claim, proceeding or governmental investigation during the two (2) years prior to the Closing Date.

(j)           Asset Condition.  All of the tangible Assets are in good order, repair and operating condition subject, however, to the effect of ordinary wear and tear and depreciation arising from lapse of time or use with appropriate maintenance.

(k)           Intellectual Property.

(i)
None of Seller’s assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”) is now involved in any opposition, invalidation or cancellation proceeding and no such action is threatened with respect to any of the Marks.  To Seller’s knowledge, no such Mark is infringed or has been challenged or threatened in any way.  To Seller’s knowledge, none of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

(ii)
Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of all know-how, ideas, formulas, trade secrets, business methods and information, research and development, customer lists, Software, technical information, data, process technology, plans, drawings, engineering designs, blue prints, architectural plans, and models (collectively, “Trade Secrets”).  Seller has good title to and an absolute right to use the Trade Secrets.  To Seller’s knowledge, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

(iii)
All rights in internet web sites and internet domain names presently used by Seller (collectively “Net Names”) have been registered in the name of Seller and are in compliance with all formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees, taxes, renewal fees, or other actions falling due within one hundred eighty (180) days after the Closing Date.  To Seller’s knowledge, no such Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation proceeding (including any UPRP proceeding) and no such action is threatened with respect to any Net Name.  To Seller’s knowledge, no Net Name is infringed or has been challenged, interfered with or threatened in any way.  To Seller’s knowledge, no Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

(iv)
Seller is the exclusive owner or licensee of all right, title and interest in and to each Mark, Trade Secret and Net Name used in or necessary for the conduct of the Seller’s business, free and clear of all encumbrances, and has the right to use without payment to a third party all of the Marks, Trade Secrets and Net Names.

(l)           Product Liability.  Seller has not received any written notice within the past two years relating to, nor are there, any facts or circumstances that would reasonably be expected to give rise to, any actual or potential claim involving any service provided or any product designed, manufactured, serviced, produced, modified, distributed or sold by or on behalf of the Seller’s business or Seller prior to the Closing relating to an alleged defect in design, manufacture, materials,  workmanship, or performance or any alleged failure to warn, or any alleged breach of implied warranties or representations, other than notices or claims that have been settled or resolved prior to the date of this Agreement.

(m)           Employee Benefits.  Seller does not maintain any employee benefit plan other than fully-insured medical and dental plans and a 401(k) plan.  All premiums and all contributions to the 401(k) have been timely paid.  To the extent applicable, Seller has complied with any obligations under Section 4980B of the Code and Sections 601-606 of ERISA and similar provisions of state law.

(n)           Investment Representations.

(i)
Acknowledgment.  Seller understands and agrees that the Elecsys Common Stock to be issued pursuant to this Agreement has not been registered under the Securities Act or the securities laws of any state of the U.S. or any foreign jurisdiction and that the issuance of Elecsys Common Stock is being effected in reliance upon an exemption from registration afforded under Regulation D of the Securities Act for transactions by an issuer not involving a public offering.

(ii)	Status. By its execution of this Agreement, Seller represents and warrants to Buyer that it is an Accredited Investor.

(iii)
Reliance.  Seller understands that the shares of Elecsys Common Stock are being offered and sold in reliance upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Seller set forth in this Agreement, in order that Buyer and Elecsys may determine the applicability and availability of the exemptions from registration of Elecsys Common Stock on which Elecsys is relying.

(iv)	Additional Representations and Warranties of Accredited Investors. Seller makes the representations and warranties to Buyer and Elecsys set forth on Exhibit 9(n)(iv).

10.	Representations and Warranties of Buyer and Elecsys. Buyer and Elecsys each hereby represents and warrants to Seller as follows:

(a)           Organization and Qualification.  Each of Buyer and Elecsys is duly organized, validly existing and in good standing under the laws of the State of Kansas, has all requisite authority to carry on its business as presently conducted, and to own, hold, and operate its properties and assets as now owned.

(b)           Authorization.  Each of Buyer and Elecsys has all requisite authority and power to enter into this Agreement.  The execution, delivery and performance by Buyer of this Agreement have been duly authorized by all necessary corporate procedures.

(c)           No Conflict.  Neither the execution by Buyer or Elecsys of this Agreement nor the performance by Buyer or Elecsys of the transactions contemplated hereby will directly or indirectly, (i) contravene, conflict with, or result in a violation of any provision of the Articles of Incorporation or Bylaws of Buyer or Elecsys; (ii) contravene, conflict with, constitute a default (or an event or condition that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which Buyer or Elecsys is a party or by which the properties or assets of Buyer or Elecsys are bound; (iii) contravene, conflict with, or result in a violation of, any law or order to which Buyer or Elecsys, or any of the properties or assets owned or used by Buyer or Elecsys, may be subject; or (iv) contravene, conflict with, or result in a violation of, any laws to which the Buyer or Elecsys is subject.

(d)           Issuance of Elecsys Common Stock.  Upon issuance and delivery of the Elecsys Common Stock to Seller as contemplated by this Agreement, Elecsys represents that such stock: (i) shall be fully paid and non-assessable; and (ii) shall be subject to no outstanding or authorized options, subscriptions, agreements, warrants, contracts, calls, commitments, demands or rights of any character.

11.           Documents Delivered at Closing.  In addition to any other documents to be delivered under other provisions of this Agreement, at the closing the Seller and Members, as the case may be, shall deliver to Buyer:

(a)           A Bill of Sale executed by Seller in the form attached hereto as Exhibit 11(a) selling, assigning and transferring to Buyer all right, title and interest in and to any and all property comprising Assets;

(b)           All written consents of any third parties necessary to permit the valid and effective sale, assignment, transfer and conveyance of the Assets in a form acceptable to Buyer;

(c)           The appropriate assignments necessary to transfer record ownership to Buyer of all of the intellectual property of Seller, in a form acceptable to Buyer.

(d)           Such other assignments, certificates of title and other instruments of transfer and conveyance necessary to transfer vehicles to Buyer.

(e)           The assigned lease agreement for the premises currently occupied by Seller, the effectiveness of which will be contingent upon obtaining the lessor’s consent.

(f)           Elecsys shall pay the Purchase Price to Seller, including, issuance of the Elecsys Common Stock in the name of Seller, which shall be fully paid and non-assessable; and subject to no outstanding or authorized options, subscriptions, agreements, warrants, contracts, calls, commitments, demands or rights of any character relating to the Elecsys Common Stock.

12.           Post Closing Agreements and Obligations.

(a)           At any time and from time to time after the Closing, at the Buyer’s request and without further consideration, the Seller promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to, the Assets, to put the Buyer in actual possession and operating control of the Assets, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

(b)           Seller hereby agrees with Buyer that the certificates evidencing Elecsys Common Stock to be issued hereunder to Seller and any certificate issued in transfer thereof, will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

(c)           Except for transfers to its Members in a manner and under circumstances that comply with Rule 144 under the Securities Act, Seller will not transfer any Elecsys Common Stock absent an effective registration statement under the Securities Act and applicable securities laws of any other jurisdiction applicable covering the disposition of such Elecsys Common Stock without first providing Elecsys with an opinion of counsel

(which counsel and opinion are reasonably satisfactory to Elecsys) to the effect that such transfer will be exempt from the registration and prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable securities laws of any other jurisdiction.

(d)           Except for transfers to its Members in a manner and under circumstances that comply with Rule 144 under the Securities Act, Seller understands and acknowledges that Elecsys may decline to permit the transfer of Elecsys Common Stock, unless Seller complies with Section 12(c) and any Restriction on transferability under applicable law.  Seller consents to Elecsys making a notation on its records or giving instructions to any transfer agent of Elecsys’ Common Stock in order to implement the Restriction on transfer of Elecsys Common Stock

(e)           If Seller complies with all of the provisions of Rule 144 under the Securities Act in making a request to transfer the Elecsys Common Stock, Elecsys shall cause its counsel to deliver an appropriate legal opinion to its transfer agent to facilitate such a transfer.

13.           Indemnification and Resolution of Disputes.

(a)           Seller’s and Member's Indemnification.  Seller agrees to defend, indemnify and hold harmless Buyer against, and in respect of, any and all loss, liability and expense resulting from: (i) the inaccuracy of any representation or breach of warranty or non-fulfillment of any obligation by Seller under this Agreement; (ii) any liabilities, accounts payable or other obligations relating to its use of the Assets or its conduct of the ongoing business other than the Assumed Liabilities; and (iii) any and all actions, suits, proceedings, claims, demands, assessments, tax deficiencies, judgments, costs and expenses (including attorneys’ fees) incident to any of the foregoing provisions.

(b)           Buyer’s Indemnification.  Buyer and Elecsys jointly and severally agree to defend, indemnify and hold harmless Seller against, and in respect of, any and all loss, liability and expense resulting from (i) the inaccuracy of any representation or breach of warranty or non-fulfillment of any obligation by Buyer under this Agreement, and (ii) any act or negligence of Buyer, its officers, employees, and agents occurring subsequent to the Closing and directly related to its use of the Assets or its conduct of the ongoing business.

(c)           Claims Procedure.  Promptly after receipt by a party of written notice of a claim or the assertion or commencement of any litigation with respect to any matter referred to in paragraphs (a) or (b) above, that party shall give written notice of such claim to the other party and thereafter shall keep the other party reasonably informed with respect to that claim; provided, however, that failure of a party to give notice as provided in this Section shall not relieve the other party of its obligations hereunder unless such failure prejudices or adversely effects the other party’s obligations hereunder.  If any litigation is brought against a party, the other party shall be entitled to participate in such litigation, at its own expense.  If a party assumes the defense of any litigation, it shall not settle the litigation unless the settlement shall include, as an unconditional term thereof, the giving by the claimant or plaintiff of a release of the other party, satisfactory to the other party, from all liability with respect to such litigation.

14.           Expenses and Fees.  Each party to this Agreement shall pay its own expenses incidental to the negotiation, preparation, execution and performance of this Agreement and the transaction contemplated hereby, including, but not limited to, the fees and expenses of their respective legal counsel, brokers and accountants.  Buyer shall pay any sales, use or transfer taxes or fees arising as a result of the transaction contemplated hereby.  Notwithstanding the foregoing, each party shall remain liable for its own income taxes. In any action brought by a party hereto to enforce the obligations of any other party hereto, the prevailing party shall be entitled to collect from the opposing party to such action such party’s reasonable litigation costs and attorneys fees and expenses (including court costs, reasonable fees of accountants and experts, and other expenses incidental to the litigation).

15.           Public Announcements.  Prior to the Closing Date, Seller and Buyer shall consult with each other in issuing any other press releases or otherwise making public statements or filings and other communications with the SEC or any regulatory agency or stock market or trading facility with respect to the transactions contemplated hereby.

16.           Entire Agreement.  This Agreement constitutes the entire agreement among the parties and supersedes any and all other agreements, either oral or written, among the parties with respect to the subject matter hereof.

17.           Counterparts.  This Agreement may be executed in multiple counterparts.  Each shall be deemed an original and together the counterparts shall constitute but a single agreement.

18.           Governing Law.  This Agreement shall be considered in accordance with and be governed by the laws of the State of Kansas without regard to conflicts of laws principles that would require the application of any other law.

19.           Choice of Forum.  The parties to this Agreement agree that any dispute arising among them under the terms of this Agreement, or out of the duties to be performed by the parties to this Agreement, shall be resolved in the courts of the State of Kansas.  Those courts shall apply the whole law of the State of Kansas, without regard to conflicts of laws principles.

20.           Survival.  The provisions of this Agreement shall survive the Closing Date in accordance with the following provisions:

(a)           The warranties and representations made by each party in this Agreement shall survive for a period of thirty-six (36) months.

(b)           All agreements, covenants, and obligations on the part of each party to be performed or observed hereunder shall survive for a period specified by the applicable statute or period of limitations.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written, intending to be legally bound.

ELECSYS INTERNATIONAL CORPORATION	SENSORCAST, LLC

By:_________________________________ Name: Karl B. Gemperli Title: President & Chief Executive Officer	By:_________________________________ Name:_______________________________ Title:________________________________

ELECSYS CORPORATION	HENRY CF101 LLC

By:_________________________________ Name: Karl B. Gemperli Title: President & Chief Executive Officer	By:_________________________________ Name:_______________________________ Title:________________________________

THOMAS J. WALSH REVOCABLE TRUST, UTA dated January 3, 2007	MICHAEL SCOTT TAMPKE

By:_________________________________ Name: Thomas J. Walsh Title: Trustee	____________________________________

Exhibit 1(a)
Definition of “Accredited Investor”
The term “accredited investor” means:

(1)           A bank as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”) or a business development company as defined in Section 2(a)(48) of the Investment Company Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of US $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”), if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of US $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

(2)           A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

(3)           An organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of US $5,000,000.

(4)           A director or executive officer of Elecsys.

(5)           A natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his or her purchase exceeds US $1,000,000.

(6)           A natural person who had an individual income in excess of US $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of US $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

(7)           A trust, with total assets in excess of US $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) (i.e., a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment).

(8)           An entity in which all of the equity owners are accredited investors.

Exhibit 3

Assumed Liabilities

3.(a)	Accounts Payable:

1.	Accounts Payable from the SensorCast, LLC Aged Payables Report dated 12/29/2009 totaling $17,654.99.

2.	SensorCast credit card balances totaling $19,712.43.

3.(b)	Purchase orders and Supply Contracts

1.	Service contract with Surewest Communications for telephone and internet access – expiring in June 2011.

2.	Service contract with GoDaddy.com for server hosting and internet domain names – prepaid through June 25, 2010.

3.	Three cellular telephone service contracts with Verizon Wireless – all expiring prior to 12/3/2010.

4.	Two mobile internet access accounts with ATT Mobility – both expiring prior to 7/23/2010.

Exhibit 9(n)(iv)

ACCREDITED INVESTOR REPRESENTATIONS

Seller further represents and warrants to Elecsys, as to itself and to all persons who own any of the equity of Seller, as follows:

1.           Such Person qualifies as an Accredited Investor.

2.           Such Person has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect such Person’s interests in connection with the transactions contemplated by this Agreement.

3.           Such Person has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in Elecsys Common Stock.

4.           Such Person understands the various risks of an investment in Elecsys Common Stock and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in Elecsys Common Stock.

5.           Such Person has had access to Elecsys’s publicly filed reports with the SEC.

6.           Such Person has been furnished during the course of the transactions contemplated by this Agreement with all information regarding Elecsys that such Person has requested and all such information is considered by such Person to be sufficient for such Person to evaluate the risks of investing in Elecsys Common Stock.

7.           Such Person has been afforded the opportunity to ask questions of and receive answers concerning Elecsys and the terms and conditions of the issuance of Elecsys Common Stock.

8.           Such Person is not relying on any representations and warranties concerning Elecsys made by Elecsys or any officer, employee or agent of Elecsys, other than those contained in this Agreement.

9.           Such Person is acquiring Elecsys Common Stock for such Person’s own account, for investment and not for distribution or resale to others.

10.           Such Person will not sell or otherwise transfer Elecsys Common Stock, unless either (a) the transfer of such securities is registered under the Securities Act or (b) an exemption from registration of such securities is available.

11.           Such Person understands and acknowledges that Elecsys is under no obligation to register Elecsys Common Stock for sale under the Securities Act.

12.           Such Person consents to the placement of a legend on any certificate or other document evidencing Elecsys Common Stock substantially in the form set forth in Section 12(b).

13.           Such Person represents that the address furnished by such Person is such Person’s principal residence if he is an individual or its principal business address if it is a corporation or other entity.

14.           Such Person understands and acknowledges that the purchase of shares of Elecsys Common Stock has not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning Elecsys that has been supplied to such Person and that any representation to the contrary is a criminal offense.

15.           Such Person acknowledges that the representations, warranties and agreements made by such Person herein shall survive the execution and delivery of this Agreement and the purchase of Elecsys Common Stock.

1.

Exhibit 11(a)

Bill of Sale, Assignment, and Assumption Agreement

This Agreement is made as of January 4, 2010, by and between Elecsys International Corporation, a Kansas corporation and subsidiary of Elecsys Corporation (“Buyer”) and SensorCast, LLC, formerly known as WF Technologies, LLC, a Kansas limited liability company (“Seller”).  Unless otherwise indicated, capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Asset Purchase Agreement (as defined below).

WHEREAS, Seller and Buyer have entered into that certain Asset Purchase Agreement, dated January 4, 2010 (the “Asset Purchase Agreement”), pursuant to which, among other things, Seller agreed to sell to Buyer and Buyer agreed to purchase from Seller the Assets, and Buyer agreed to assume the sole responsibility to perform, satisfy and discharge all duties, obligations, terms, conditions and covenants regarding or in connection with the Assumed Liabilities.

NOW, THEREFORE, pursuant and subject to terms of the Asset Purchase Agreement and in consideration of the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1.           Seller hereby sells, assigns, conveys, transfers, and delivers to Buyer all of Seller’s right, title, and interest in, to, and under the Assets and any goodwill associated with those Assets, and Buyer hereby purchases and accepts from Seller, as of the date hereof, all right, title, and interest of Seller in, to, and under the Assets and any goodwill associated with those Assets.

2.           Buyer hereby assumes responsibility to perform, satisfy and discharge all duties, obligations, terms, conditions and covenants arising after the Closing Date that Seller is otherwise bound to perform, discharge or otherwise satisfy, to the extent and only to the extent such responsibilities, duties, obligations, terms, conditions and covenants are explicitly included in the Assumed Liabilities.

3.           From time to time, at the request of either party, the other party will do, execute, acknowledge, and deliver, or will cause to be done, executed, acknowledged, and delivered, all such further acts, documents, and instruments that may reasonably be requested by the requesting party to give full effect to the intent of this Agreement.

4.           This Agreement is being delivered pursuant to the Asset Purchase Agreement and will be construed consistently therewith.  This Agreement is not intended to, and does not, in any manner enhance, diminish, or otherwise modify the rights and obligations of the parties under the Asset Purchase Agreement.  To the extent that any provision of this Agreement conflicts or is inconsistent with the terms of the Asset Purchase Agreement, the terms of the Asset Purchase Agreement will govern.

5.           This Agreement may be executed in multiple counterparts (each of which will be deemed an original, but all of which together will constitute one and the same instrument), and may be delivered by electronic mail or facsimile transmission, with originals to follow.

6.           This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7.           Notwithstanding anything in this Agreement or the Asset Purchase Agreement to the contrary, any and all obligations and liabilities of Seller arising prior to January 4, 2010, whether accrued or contingent or due or not due, that are not specifically assumed herein and therein, shall be and remain the sole obligations and liabilities of Seller, to pay and discharge, and Buyer shall not be obligated in any respect therefor.

8.           This Agreement in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Kansas.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

ELECSYS INTERNATIONAL CORPORATION	SENSORCAST, LLC

By:_________________________________ Name:_______________________________ Title:________________________________	By:_________________________________ Name:_______________________________ Title:________________________________